Exhibit 99.1

PDL BioPharma Announces Offer to Purchase Convertible Notes Due 2021 and 2024

INCLINE VILLAGE, Nev. (August 28, 2020) – PDL BioPharma, Inc. (“PDL” or the “Company”) (Nasdaq: PDLI) today announced that holders of its 2.75% Convertible Senior Notes due in December 2021 (the “2021 Notes”) and in December 2024 (the “2024 Notes” and together with the 2021 Notes, the “Notes”) have the right to require the Company to repurchase for cash such Holder’s Notes on September 29, 2020 (the “Fundamental Change Repurchase Date” at a price equal to (1) with respect to the 2021 Notes, 100% of the principal amount, plus accrued and unpaid interest thereon to, but excluding, the Fundamental Change Repurchase Date, and (2) with respect to the 2024 Notes, 100% of the accreted principal amount as of the Fundamental Change Repurchase Date, which amount is $1,024.659 per $1,000 principal amount of 2024 Notes, plus accrued and unpaid interest thereon to, but excluding, the Fundamental Change Repurchase Date. The Notes surrendered for purchase must be in amount that is equal to $1,000 or an integral multiple of $1,000. If all outstanding Notes are validly surrendered for repurchase, the aggregate cash repurchase price will be approximately $13,929,437 with respect to the 2021 Notes and approximately $1,033,740 with respect to the 2024 Notes.

The right to surrender the Notes for repurchase expires at 5:00 p.m. Eastern time on September 28, 2020. In order to surrender the Notes, holders must provide notice in accordance with The Depositary Trust Company’s applicable procedures to The Bank of New York Mellon Trust Company, N.A., as paying agent (the “Paying Agent”), at any time on or before 5:00 p.m. Eastern time on September 28, 2020.

A Tender Offer Statement on Schedule TO relating to the repurchase will be filed with the Securities and Exchange Commission ("SEC") today. In addition, a Fundamental Change Repurchase Right Notice, Notice of Right to Convert and Offer to Repurchase (the “Fundamental Change Repurchase Notice”) and documents specifying the terms, conditions, and Paying Agent are being sent to Note holders. None of the Company, its board of directors, or its employees has made or is making any representation or recommendation to any holder as to whether to exercise or refrain from exercising the repurchase right.

This press release is for information only and is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell the Notes or any other securities of the Company. The offer to purchase the Notes will be only pursuant to, and the Notes may be tendered only in accordance with, the Fundamental Change Repurchase Notice and related documents. Holders of Notes may request a copy of the Fundamental Change Repurchase Notice from the Paying Agent.

About PDL BioPharma, Inc.

Throughout its history, PDL's mission has been to improve the lives of patients by aiding in the successful development of innovative therapeutics and healthcare technologies. PDL BioPharma was founded in 1986 as Protein Design Labs, Inc. when it pioneered the humanization of monoclonal antibodies, enabling the discovery of a new generation of targeted treatments that have had a profound impact on patients living with different cancers as well as a variety of other debilitating diseases. In 2006, the Company changed its name to PDL BioPharma.

As of December 2019, PDL ceased making additional strategic transactions and investments and is currently pursuing a formal process to unlock the value of its portfolio by monetizing its assets and ultimately distributing net proceeds to shareholders.

For more information please visit www.pdl.com.

NOTE: PDL, PDL BioPharma, the PDL logo and associated logos and the PDL BioPharma logo are trademarks or registered trademarks of, and are proprietary to, PDL BioPharma, Inc. which reserves all rights therein.

Forward-looking Statements This press release contains "forward-looking statements." Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the value of the Company’s assets and business, including the implementation or success of the Company’s monetization strategy/plan of complete liquidation and proposed dissolution, are disclosed in the risk factors contained in the Company’s Annual Report on Form 10-K filed on March 11, 2020 and Quarterly Reports on Form 10-Q filed with the SEC on May 11, 2020 and August 10, 2020, and subsequent filings. All forward-looking statements are expressly qualified in their entirety by such factors. The Company does not undertake any duty to update any forward-looking statement except as required by law.

Contacts:

PDL BioPharma, Inc.
Edward Imbrogno, Vice President & CFO
775-832-8500
Edward.Imbrogno@pdl.com

LHA Investor Relations
Jody Cain, SVP
310-691-7100
jcain@lhai.com

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